SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 22, 2005

Strategic Hotel Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

001-32223	33-1082757
(Commission File Number)	(I.R.S. Employer Identification No.)

77 West Wacker Drive, Suite 4600 Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

(312) 658-5000

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On March 22, 2005, Strategic Hotel Capital, Inc. (the “Company”) entered into an amendment to its credit agreement with Deutsche Bank Trust Company Americas, as administrative agent. The principal changes to the credit agreement effected by the amendment were: (i) a decrease in the interest rate to either (x) LIBOR plus 2.95% or (y) 1.70% plus the higher of the prime rate or the Federal Funds Rate plus 0.50%; and (ii) permitting up to $15 million of unsecured indebtedness incurred to finance furniture, fixtures and equipment or other property. A copy of the amendment to the credit agreement has been filed as an exhibit to this report and is incorporated herein by reference.

On March 22, 2005, the Company entered into an amendment to its amended and restated indenture with LaSalle Bank National Association, as note trustee. The principal changes to the indenture effected by the amendment were: (i) increasing the permitted property insurance deductible to $500,000 and the permitted earthquake insurance deductible to 10% of the replacement cost of a property; (ii) decreasing the prepayment premium on debt associated with certain properties to 100% of the property’s allocated principal amount on up to $60 million of indebtedness prepaid; and (iii) allowing immediate prepayment with a fee of 0.80% for prepayments in March 2005 and decreasing 0.10% each month until October 2005.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits. A copy of the agreements reported in Item 1.01 hereof have been filed as exhibits to this report and are incorporated by reference herein.

Exhibit No.	Description

10.1	First Amendment to Credit Agreement, dated as of March 22, 2005, among Strategic Hotel Funding, L.L.C., various financial institutions named therein and Deutsche Bank Trust Company Americas, as Administrative Agent.

10.2	First Amendment to Amended and Restated Indenture, dated as of March 22, 2005, among the issuers named therein, LaSalle Bank National Association, as Note Trustee, and German American Capital Corporation, as Noteholder.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC HOTEL CAPITAL, INC.

March 24, 2005	By:	/S/ MONTE J. HUBER
	Name:	Monte J. Huber
	Title:	Vice President, Controller and Treasurer

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